EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into to be effective as of the date upon which services were first rendered in accordance herewith and is by and between R.J. Pipes (Employee) and CBQ, Inc. (Company).

A. Employee is willing and able to provide various valuable services for and on behalf of Company as a director in connection with the business of Company.

B. Company desires to retain Employee as a director and Employee desires to be retained upon the terms and conditions hereinafter set forth.

In consideration of the above and foregoing premises, the mutual promises and agreements hereinafter set forth, and such other and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Employee agree as follows:

1. Services. Company hereby retains Employee as a member of its board of directors, and Employee hereby accepts and agrees to be a director. Employee shall render to Company advice on the strategic direction of Company.

2. Time, Place and Manner of Performance. Employee shall be available for advice and counsel to Company at such reasonable and convenient times and places as may be mutually agreed upon.

3. Term of Agreement. This agreement shall begin when Employee first became a director for Company and shall terminate when Employee resigns as a director.

4. Compensation. Company shall pay employee a one time fee of $40,000, which the parties deem a reasonable fee for these services. At the option of Employee, Employee may elect to take all or any portion of this amount in shares of the free trading common stock of Company registered under a Form S 8 filed in accordance with the terms and conditions set forth under the Securities Act of 1933, as amended. If this non transferrable option is exercised, said shares shall be issued at the fair market value therefor on the date this option has been granted, that being November 19, 1998. Company and Employee agree that the fair market value was the closing inside bid price for the common stock, a price of $.50 per share, on that date.

5. Expenses. Company shall reimburse Employee on demand for all expenses and other disbursements, including, but not limited to, travel, entertainment, mailing, printing and postage, incurred by Employee on behalf of Company in connection with the performance of services pursuant to this agreement. Expenses and disbursements in excess of $500 shall have Company's prior approval. These expenses shall be paid in cash.

6. Disclosure of Information. Employee recognizes and acknowledges that Employee has and will have access to certain confidential information of Company and its

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affiliates that are valuable,  special and unique assets and property of Company and such affiliates. Employee will not, during or after the term of this agreement, disclose, without the prior written consent or authorization of
Company,   any  such   information   to  any   person,   except  to   authorized
representatives of Employee or its affiliates for purposes of the services to be rendered under this agreement, for any reason or purpose whatsoever. In this regard, Company agrees that such authorization or consent to disclosure may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.

7. Notices. Any notices required or permitted to be given under this agreement shall be sufficient if in writing and delivered or sent by registered or certified mail to the principle office or residence address of the other party.

8. Waiver of Breach. Any waiver by a party of a breach of any provision of this agreement shall not operate or be construed as a waiver of any subsequent breach.

9. Assignment. This agreement and the rights and obligations of the parties are not assignable.

10. Applicable Law. It is the intention of the parties that this agreement and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Texas and, further, that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with or by reason of this agreement, in Dallas County, Texas, and the laws of the State of Texas shall be applicable and govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

11. Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

12. Entire Agreement. This agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all prior understandings, agreements and negotiations between the parties regarding the subject matter of this agreement.

13. Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute but one and the same document.

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IN  WITNESS  WHEREOF,  the  parties  hereto  have  entered  into this  agreement effective as of the day and year first above written.


Employee:                    CBQ, INC.


/s/ R.J. Pipes               /s/ James Malone
--------------               ----------------
R.J. Pipes                   James Malone, President